Global Axcess Corp Announces First Quarter 2007 Financial Results

- Generated $101,000 of Net Income -

JACKSONVILLE, FL, May 10, 2007 /PRNewswire-FirstCall/ - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced the financial results for the first quarter ended March 31, 2007.

The Company reported revenues from continuing operations of approximately $5.3 million for the first quarter ended March 31, 2007, up 1.4% from the reported revenues of $5.2 million for the same period of 2006 and up 1.3% from fourth quarter 2006 revenues of $5.2 million.

The Company achieved gross profit from continuing operations of $2.2 million or 41.3% of revenue for the three-month period ended March 31, 2007. This compared to $2.2 million or 43.3% of revenue for the same period of 2006. Gross profit from continuing operations for the fourth quarter of 2006 was $2.0 million or 39% of revenues. In order to improve its cost structure, during the fourth quarter of 2006 the Company negotiated and began implementation of contracts with lower cost ATM vault cash providers and negotiated and began implementation of a contract to outsource ATM cash management and monitoring. While these cost improvements will show cost reductions in fiscal 2007, during the first quarter of 2007 the Company incurred some duplicate expenses relating to these implementations. The decreased gross profit percentage for the first quarter of 2007 versus the same period in 2006 was primarily attributable to these increased cost of revenues.

SG&A expenses from continuing operations was $1.4 million for the first quarter 2007 versus $1.4 million for the same period in 2006 and from $1.3 million from the fourth quarter of 2006. The fourth quarter 2006 SG&A expenses included a $70,000 reduction of expenses relating to the Company’s conversion to Genpass. The first quarter 2006 SG&A expenses included a $180,000 reduction of expenses relating to the Company’s conversion to Genpass. Therefore on a comparative basis, SG&A expenses were reduced $200,000 during the first quarter of 2007 versus the first quarter of 2006.

Depreciation and amortization expense decreased by approximately $56,600 for the three-month period ended March 31, 2007 as compared to the same period in 2006.

During the first quarter of 2006, the Company recorded $698,000 of expenses relating to impairment of notes receivable and settlement of a lawsuit. During the first quarter of 2007 the Company recorded no such expenses.

As part of the sale of South African subsidiary, Cash Axcess Corporation (Pty) Ltd (CAC), on September 30, 2006, $175,000 of the sales price was held in an escrow account as security to cover any claims made in connection with a breach of any of the Company's warranties in the sale agreement. The warranty period ended and the Company received the full escrowed amount of $175,000 on March 28, 2007. The Company recognized the $175,000 deferred gain on sale as income from discontinued operations during the three-month period ended March 31, 2007.

As a result of the above factors including the gain from discontinued operations, the Company recorded net income for the first quarter ended March 31, 2007 of approximately $101,000, which compares to a net loss of approximately $878,000 for the same period of 2006.

Net income per diluted share for the first quarter of 2007 was $.01 on a share count of 21,021,786 versus a net loss per diluted share of $.04 on a share count of 20,971,336 for the first quarter of 2006.

Mr. George McQuain, Chief Executive Officer of Global Axcess, stated, “We are very pleased to have produced two quarters of profitability in a row. We continue to make progress in our turnaround strategy. Our staff remains focused and dedicated to making Global Axcess Corp the best company in the U.S. ATM services industry.

For the first time in many months, during March we added more ATMs than we lost due to closing unprofitable sites and attrition. We hope that this is the beginning of a positive trend for the business. We have also seen an improvement in our ATM uptime rates as a result of our outsourcing of ATM monitoring and cash management.

During the first Quarter we saw higher than expected costs associated with the conversion of vault cash from higher cost vendors to our new vault cash supplier. Additionally, we incurred higher maintenance costs as we fine tuned our outsourced monitoring matrices. We expect both of these cost items to be corrected during the second Quarter.

While we still have areas for improvement, on the whole our team has done a very good job across many fronts and we believe the numbers are starting to bear that out. We continue to be very excited with our progress in returning the company to profitability in 2007.”

Conference Call Information

The conference call will take place at 2:00 p.m. Eastern, on Tuesday, May 15, 2007. Anyone interested in participating should call (800) 811-0667 and enter pass code 3330407 if calling within the United States or (913) 981-4901 and pass code 3330407 if calling internationally, approximately 5 to 10 minutes prior to 2:00 p.m. There will be a playback available until May 22, 2007. To listen to the playback, please call (888) 203-1112 if calling within the United States or (719) 457-0820 if calling internationally. Please use pass code 3330407 for the replay.

The call is being webcast as well and can be accessed at Global's website at http://www.globalaxcess.biz. The webcast will be archived and available through August 15, 2007.

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates 4,400 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

Investors
Sharon Jackson, 904-395-1149
Sharon.Jackson@GLXS.biz

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
March 31, 2007
(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$633,157
Automated teller machine vault cash	26,960
Accounts receivable, net of allowance for doubtful accounts of $104,535	1,261,144
Note receivable - current	17,709
Inventory	438,120
Prepaid expenses and other current assets	185,532
Total current assets	2,562,622

Fixed assets, net	6,006,817

Other assets
Merchant contracts, net	12,358,098
Intangible assets, net	4,201,387
Deferred tax asset - non-current	339,800
Other assets	19,951

Total assets	$25,488,675

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,079,896
Notes payable - related parties - current portion, net	10,459
Note payable	50,000
Senior lenders' notes payable - current portion, net	600,000
Capital lease obligations - current portion	1,172,749
Total current liabilities	5,913,104

Long-term liabilities
Notes payable - related parties - long-term portion, net	1,332,897
Senior lenders' notes payable - long-term portion, net	4,991,455
Capital lease obligations - long-term portion	1,521,459
Total liabilities	13,758,915

Stockholders' equity
Preferred stock; $0.001 par value; 5,000,000 shares
authorized, no shares issued and outstanding	-
Common stock; $0.001 par value; 45,000,000 shares
authorized, 21,021,786 shares issued and outstanding	21,022
Additional paid-in capital	22,366,403
Accumulated deficit	(10,657,665)
Total stockholders' equity	11,729,760
Total liabilities and stockholders' equity	$25,488,675

GLOBAL AXCESS CORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31, 2007	March 31, 2006

Revenues	$5,270,990	$5,196,737

Cost of revenues	3,094,674	2,949,129
Gross profit	2,176,316	2,247,608

Operating expenses
Depreciation and amortization	548,141	604,582
Selling, general and administrative	1,385,285	1,405,050
Impairment of notes receivable	-	288,226
Other expense	-	410,000
Total operating expenses	1,933,426	2,707,858
Operating income (loss) from continuing operations
before items shown below	242,890	(460,250)

Interest expense, net	(317,531)	(331,063)
Gain on sale of assets	860	15,999
Loss from continuing operations before provision for income taxes	(73,781)	(775,314)
Loss from continuing operations	$(73,781)	$(775,314)
Income (loss) from discontinued operations, net of tax	$175,000	$(102,601)
Net Income (loss)	$101,219	$(877,915)

Income (loss) per common share - basic:
Income (loss) from continuing operations	$(0.00)	$(0.04)
Income (loss) from discontinued operations	$0.01	$(0.00)
Net Income (loss) per share	$0.01	$(0.04)

Income (loss) per common share - diluted:
Income (loss) from continuing operations	$(0.00)	$(0.04)
Income (loss) from discontinued operations	$0.01	$(0.00)
Net Income (loss) per share	$0.01	$(0.04)

Weighted average common shares outstanding:
Basic	21,021,786	20,971,336
Diluted	21,021,786	20,971,336